Exhibit 23.1

Your Vision Our Focus

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-253953) of our report dated June 26, 2023, with respect to the consolidated financial statements of NaturalShrimp Incorporated for the years ended March 31, 2023 and 2022, included in NaturalShrimp Incorporated’s Annual Report on Form 10-K for the year ended March 31, 2023.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Turner, Stone & Company, L.L.P.

Certified Public Accountants

Dallas, Texas

June 26, 2023

Turner, Stone & Company, L.L.P.

Accountants and Consultants

12700 Park Central Drive, Suite 1400

Dallas, Texas 75251

Telephone: 972-239-1660 ⁄ Facsimile: 972-239-1665

Toll Free: 877-853-4195

Web site: turnerstone.com

INTERNATIONAL ASSOCIATION OF ACCOUNTANTS AND AUDITORS